Exhibit 99


                               Joseph W. Marshall
                Chairman of the Board and Chief Executive Officer
                                  IDACORP, Inc.
                             1221 West Idaho Street
                               Boise, Idaho 83702


                                          October 2, 1998


Dear IDACORP Shareholder:

Holding Company

     October 1, 1998 marked the beginning of a new era for Idaho Power Company when the holding company, IDACORP, was formed. Idaho Power shareholders voted in favor of forming the holding company at the Annual Meeting held on May 6, 1998.

     Your Board of Directors and management believe the formation of a holding company will offer the best means of positioning the Company to respond to the changing business environment in the electric utility industry. While the primary focus for IDACORP will be maintaining the strength of its core business
- -- serving the electric needs of Idaho Power's customers -- the formation of a holding company will provide greater flexibility to develop and operate new businesses in an increasingly competitive environment and to respond to new growth opportunities.

     On October 1, outstanding common shares of Idaho Power were automatically exchanged on a one-for-one basis for shares of IDACORP, which then began trading on the New York Stock Exchange and the Pacific Exchange under the same symbol "IDA."

     It is not necessary for you to turn in your Idaho Power common stock certificates in exchange for IDACORP common stock certificates. The certificates for Idaho Power common stock you now hold will automatically represent shares of IDACORP common stock. New certificates bearing the name of IDACORP will be issued in the future as certificates for presently outstanding shares of Idaho Power common stock are presented for transfer.

     As a holding company, IDACORP initially contains two subsidiaries:

o Idaho Power Company, a subsidiary of the holding company, and its largest affiliate, will continue to provide regulated electricity services to its customers in southern Idaho, eastern Oregon and northern Nevada.

o Ida-West, a subsidiary of the holding company, is an independent power producer and currently holds investments in 13 operating hydroelectric plants with a total generating capacity of approximately 72 megawatts.

From time to time, IDACORP may establish other subsidiaries to compete in developing markets.

Rights Plan

     Your Board of Directors adopted a Shareholder Rights Plan on September 10, 1998, applicable to shareholders of record on October 1, 1998. This new Plan is being adopted in conjunction with the formation of a holding company, IDACORP, Inc., over Idaho Power Company. The new Plan is designed to replace Idaho Power Company's existing rights plan, and the provisions of the new Plan are substantially similar to those of the Idaho Power Company's rights plan. This letter reviews the Board's reasons for adopting the Plan.

     We have adopted the Plan in order to strengthen the ability of the Board to protect your interests. The primary purpose of the Plan is to ensure that all shareholders of the Company receive fair treatment in the event of an unsolicited offer to acquire control of the Company. Over 1900 public companies, including over 100 utility companies, have adopted similar plans in the last few years.

     The Plan is designed to protect you in the event of (i) an unsolicited offer to acquire the Company, (ii) the acquisition in the open market of shares constituting control of the Company without offering fair value to all shareholders, and (iii) other coercive takeover tactics which could impair the Board's ability to represent shareholder interests fully.

     The Plan is not intended to prevent a sale of the Company. It will, however, encourage any potential acquirer to negotiate the manner and terms of any proposed acquisition with the Board of Directors. The Plan has not been adopted in response to any specific effort to acquire control of the Company, and the Board is not aware of any such effort. The Board of Directors believes that the adoption of the Plan and the distribution of the Rights under the Plan will enhance the ability of management to operate the business of the Company successfully and protect its shareholders, as well as its employees, customers and the communities it serves.

     The issuance of the Rights does not in any way weaken the financial strength of the Company or interfere with its business plans. The issuance of the Rights has no dilutive effect, will not affect the Company's reported earnings per share, is not taxable to the Company or you, and will not change the way in which you presently trade the Company's shares. Shareholders may, depending upon their individual circumstances, recognize taxable income if the Rights become exercisable. The Rights will only become exercisable should a situation arise which they were designed to handle. They will then operate to protect you against being deprived of your right to share in the full measure of your Company's long-term potential.

     In adopting the Plan, we are reaffirming our confidence in the future of IDACORP, Inc. and our determination that all shareholders be given the opportunity to participate fully in that future.

     A summary of the terms of the Plan is enclosed. The summary is not complete and is qualified in its entirety by the Shareholder Rights Plan relating thereto, a copy of which can be obtained free of charge from IDACORP, Inc., P.O. Box 70, Boise, Idaho 83707, Attention: Kerri Altig, Shareowner Services.

                                               Sincerely,


                                               Joseph W. Marshall


                                  IDACORP, Inc.

                                SUMMARY OF TERMS

                                       OF

                             SHAREHOLDER RIGHTS PLAN


Distribution and         The Board  would  issue  one Right  for  each  share of
Transfer of Rights; Common Stock outstanding. Prior to the Distribution Rights Certificates: Date referred to below, the Rights would be evidenced by and trade with the Common Stock and would not be exercisable. After the Distribution Date, the Company would mail Rights Certificates to shareholders and the Rights would become transferable apart from the Common
                         Stock.

Distribution Date:       Rights would separate from the Common Stock and  become
                         exercisable following the earlier of (i) the close of business on the tenth business day after the date any person or Group of affiliated or associated persons
                         ("Group") acquires  20% or more of the Voting  Stock or
                         (ii) the close  of business  on the  tenth business day
                         (or such later date as the Board may decide) after any person commences a tender offer that would result in such person holding a total of 20% or more of the Voting Stock.

Exercise of Rights:      After the Distribution  Date,  each Right would entitle
                         the holder to purchase, for the Exercise Price, one one-hundredth of a share of A Series Preferred Stock, without par value ("Preferred Stock"). (The Preferred
                         Stock is designed so that each one one-hundredth of a share has economic terms similar to those of one share of Common Stock.) The Exercise Price would be set by the Board in consultation with the Company's financial advisors.

"Flip-in" Trigger:       If any person or Group  acquires  20%  or more  of  the
                         outstanding Voting Stock, then

                         (i) Rights owned by the person or Group acquiring such shares or transferees thereof will automatically be voided; and

                         (ii) on the  Distribution Date,  each other Right  will
                              automatically become a Right to buy, for the Exercise Price, that number of shares of Common Stock or Preferred Stock having a market value of two times the Exercise Price.

Exchange Option:         If any person or group acquires  between 20% and 50% of
                         the outstanding Voting Stock, the Board may require each outstanding Right to be exchanged for one share of Common Stock, or cash, securities, other assets or any combination having a value equal to the market value of the Common Stock at the time the acquiring person became such.

"Flip-over" Trigger:     After any person or Group has  acquired  20% or more of
                         the outstanding Voting Stock, the Company may not consolidate or merge with, or sell 50% or more of its assets or earning power to, any person, or engage in certain "self-dealing" transactions with any person or Group owning 20% or more of the outstanding Voting
                         Stock, unless proper provision is made so that each Right would thereafter become a Right to buy, for the Exercise Price, that number of shares of common stock of such person or Group having an aggregate market value of two times the Exercise Price.

Redemption:              The Rights  may be redeemed  by the Board,  at any time
                         until (and for a short time after) any person or Group has acquired 20% or more of the outstanding Voting
                         Stock at a nominal Redemption Price per Right fixed by the Board of Directors.

Power to Amend:          The Board may amend the Rights  and/or  the Plan in any
                         respect until any person or Group has acquired 20% or more of the outstanding Voting Stock. Thereafter, the Board may amend the Rights and/or Plan in any manner not adverse to the interests of the holders of the Rights.

Expiration:              The Rights will expire ten years from the date of their
                         issuance.